Exhibit 10.36

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of December 19, 2014, by and between Social Reality, Inc., a Delaware corporation (the “Employer”) and Dustin Suchter, an individual residing at ___________________ (the “Executive”).

RECITALS

WHEREAS, the Employer owns and operates an Internet-based advertising agency operating on a worldwide basis;

WHEREAS, the Employer wishes to employ the Executive as its Executive Vice President; and

WHEREAS, the Employer and the Executive desire to set forth the terms pursuant to which the Executive will be employed by the Employer as its Executive Vice President.

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

Section 1.

Employment.

(a)

The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term (the “Initial Term”) commencing December 19, 2014 (the “Effective Date”) and expiring December 19, 2018.  The Initial Term shall be automatically extended for additional successive periods of twelve (12) month renewal terms (each a “Renewal Term”) unless either the Employer or the Executive provides notice to the other of its (or his) intent not to renew the Initial Term or the then current Renewal Term (as applicable) at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term (as applicable).  The Initial Term and any Renewal Terms are referred to herein as the “Term”.

(b)

The Executive hereby represents and warrants that the Executive has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, and that the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party.

Section 2.

Duties.

The Executive shall report to the Chief Executive Officer and Chief Operating Officer, or an other executive officer of the Employer as may be determined by the Chief Executive Officer from time to time.  The Executive shall have such duties as are consistent with the Executive’s experience, expertise and position as shall be assigned to the Executive from time to time.  During the Term, and except for vacation in accordance with the Employer’s standard paid time off policies or due to illness or incapacity, the Executive shall devote substantially all of the Executive’s business time, attention, skill and efforts to the business and affairs of the Employer and its parents, subsidiaries and affiliates.  Notwithstanding the foregoing, the Executive may (1) make personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the business in which such investments are made, and (2) serve as a director on the board of directors of other non-competing companies with prior written notice to the Board.  The Executive agrees not to engage in any outside business activities that materially interfere with or materially delay the performance of the Executive’s duties hereunder (which duties shall be performed on a first-priority basis); provided, that, it is understood and agreed that service on a board of a non-competing company, in and of itself, shall not be deemed to so delay or interfere with the Executive’s duties hereunder, unless the Employer’s Board of Directors (the “Board”) shall have determined in good faith that such other company is directly competitive with the Employer.

Section 3.

Compensation.

For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or any parent, subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

(a)

Salary.  The Employer shall pay the Executive a fixed salary (“Base Salary”) at a rate of $84,000 per annum.  The Board may from time to time further increase, but not decrease, the Base Salary, in its sole discretion. The Base Salary shall be payable in accordance with the customary payroll practices of the Employer.

(b)

Bonus.  Subject to Section 3(g), the Executive shall receive a quarterly bonus that is equal to ten percent (10%) of the Operating Profit (as hereinafter defined) of the business unit that manages and buys social and native media which represents media spend that is generated from direct buys networks including, but are not limited to, Facebook, Twitter, Yahoo, LinkedIn, SnapChat, Instagram, and other media that may be added from time to time, but specifically excluding all real time bidding platforms (the “Direct Buy Business Unit”).  When used herein, “Operating Profit” shall mean gross revenues derived from the Direct Buy Business Unit, less all costs associated therewith including the media cost of goods, the base salary of the Executive and the base salary of any employee that is 100% dedicated to the Direct Buy Business Unit, the direct hours of an individual that works for the Direct Buy Business Unit, and all related Costs including, but not limited to, the directly associated sales commissions for the Direct Buy Business Unit’s media spend, all as determined by the Employer in accordance with generally accepted accounting principles consistently applied.

(c)

Discretionary Bonus.  At the sole discretion of the Board, the Executive shall be eligible to receive an annual discretionary bonus (the “Discretionary Bonus”) during the prior year.  Any awarded Discretionary Bonus shall be paid within sixty (60) days of being granted. Executive acknowledges that the Discretionary Bonus may be comprised of cash or non-cash compensation as determined at the sole discretion of the Board or its designee. The provisions of this Section 3(c) in no way guarantee or entitle the Executive to any discretionary bonus whatsoever, the award of which is entirely discretionary.

(d)

Equity Incentives. On the Effective Date, the Executive shall receive an option to purchase 100,000 shares of the Employer’s Class A common stock, $0.001 par value per share at an exercise price of $1.26 per share (in each case subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar event) (the “Option”).  The Option shall be granted under the Employer’s 2012 Equity Compensation Plan and, except as otherwise provided in Section 5 hereof, shall vest and become exercisable in eight equal installments of 12,500 shares on each of the 5th, 6th, 7th, 8th, 9th, 10th, 11th and 12th quarter anniversary dates of the Effective Date, subject to continued employment with the Employer.  Executive will also receive 50,000 Restricted Stock shares of the Employer’s Class A common stock that will vest on the first annual anniversary Effective Date, subject to continued employment with the Employer.

(e)

Benefits. Except as set forth in this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are approved by the Board and are generally made available by the Employer to salaried employees of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the employees of the Employer.

(f)

Paid Time Off.  The Executive shall be entitled to twenty-five (25) days of paid time off (“PTO”) per calendar year during the Term.  The Executive will not forfeit accrued PTO that is not used by the end of the calendar year; provided, however, once the Executive has fifty (50) days of accrued, but unused, PTO days (the “PTO Accrual Cap”), the Executive will not accrue any additional PTO time until he reduces the balance of his accrued PTO days below the PTO Accrual Cap.

Section 4.

Business Expenses.

The Employer shall pay or promptly reimburse the Executive for all necessary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses).  The With the exception of travel expenses, Executive agrees to obtain prior written approval from the Employer before incurring any single out-of-pocket expense in connection with the Executive’s performance of his duties and obligations under this Agreement in excess of $2,500.00 (or such higher limit as permitted by the Employer’s President).

Section 5.

Effect of Termination of Employment.

(a)

Termination Generally; Accrued Obligations. The date specified in any notice of termination as the Executive’s final day of employment shall be referred to herein as the “Termination Date.” Except as set forth in this Section 5, in the event that the Executive’s employment hereunder is terminated for any reason, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) payment of the Executive’s unpaid Base Salary under Section 3(a) through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (ii) payment of any unpaid bonus under Sections 3(b) and 3(c) for the preceding year, payable on the date that such bonus is due and payable (but not later than March 15th of the calendar year in which the Termination Date occurs); (iii) payment of any unused PTO that accrued through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (iv) expenses reimbursable under Section 4 incurred on or prior to the Termination Date, but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall be paid on the next regular payroll date of the Employer that occurs after the Termination Date (or as soon thereafter as administratively practicable); (v) payment of any other unpaid amounts due and owing under any benefit, fringe or equity plans, programs, policies and/or practices, in accordance with such plan, program, policy or practice; and (vi) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits collectively referred to herein as “Accrued Obligations”).

(b)

Termination Without Cause; Resignation for Good Reason.  In the event that the Employer terminates the Executive’s employment hereunder during the Term without “Cause” or the Executive resigns for “Good Reason”, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations; (ii) the Severance Amount (defined below), which Severance Amount shall be payable, subject to Section 16, in equal installments over the Severance Period (defined below) in accordance with the Employer’s normal payroll practices, commencing on the first regular pay date of the Employer that occurs after the date that is sixty (60) days following the Termination Date; provided, however, the first payment shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the Termination Date and the date such payments commence had such payments commenced immediately following the Termination Date; and provided, further, that the such payments shall immediately cease, and the Employer shall have no further obligation, if the Executive materially breaches any provision of this Agreement, including, but not limited to Section 6 of this Agreement; (iii) the Executive’s stock options and/or restricted shares granted to the Executive during the Term (to the extent not fully vested as of the Termination Date), shall become fully vested as of the Termination Date, and the Executive shall be permitted to exercise such options for up to twelve months following the Termination Date (unless otherwise agreed to by the Executive and the Employer in the case of any stock options or restricted shares granted after the Effective Date); and (iv) if the Executive elects COBRA Coverage following the Termination Date, the Employer shall waive the cost of such coverage (for the Executive and his eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires).

(c)

Death or Disability.  The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below), in which case the Executive (or his estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Executive’s date of termination other than: (i) the Accrued Obligations; and (ii) if the Executive and/or his eligible dependents elect COBRA coverage, the Employer shall waive the cost of such coverage (for the Executive and his eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires).  In addition, the Executive (or his estate and heirs) shall be permitted to exercise the Executive’s stock options granted to the Executive during the Term (to the extent vested as of the Termination Date) for up to six (6) months following the Termination Date.

(d)

Termination Due to Non-Renewal.  If the Executive’s employment with the Employer terminates due to the Employer’s notice of non-renewal of the Term in accordance with Section 1(a), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations; (ii) the Severance Amount, which Severance Amount shall be payable, subject to Section 15, in equal installments over the Severance Period in accordance with the Employer’s normal payroll practices, commencing on the first regular pay date of the Employer that occurs after the Termination Date; and (iii) if the Executive elects COBRA coverage, the Employer shall waive the cost of such coverage (for the Executive and his eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires).  In addition, the Executive shall be permitted to exercise the Executive’s stock options granted to the Executive during the Term (to the extent vested as of the Termination Date) for up to six (6) months following the Termination Date the Accrued Obligations.

(e)

Release.  Payment of any amounts under this Section 5 (other than the Accrued Obligations) shall be contingent upon the Executive executing a general release of all claims in favor of the Employer in a form acceptable to the Employer, which release shall be provided to the Executive within five (5) business days following the Termination Date, and which must be executed by the Executive and become effective (and no longer subject to revocation) within sixty (60) days following the Termination Date.

(f)

Termination With Cause.  The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(f), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, except for the Accrued Obligations.  Further, if the Executive’s employment is terminated for Cause pursuant to this Section 5(f), the stock options granted to the Executive during the Term, to the extent vested, but not exercised, as of the Termination Date, shall be forfeited.

(g)

Definitions.  For purposes of this Agreement:

(i)

“Cause” shall mean: (1) the Executive’s negligence in the performance of the material responsibilities of his office or position; (2) the Executive’s failure to perform the material responsibilities of his office or position, including, but not limited to, following the lawful directives of the Board; (3) any conviction by a court of law of, or entry of a pleading of guilty by the Executive with respect to a felony; (4) the Executive’s embezzlement or intentional misappropriation of any property of the Employer (other than good faith expense account disputes); (5) fraud by the Executive resulting in harm to the Employer; or (6) the Executive’s breach of this Agreement.  The Executive shall be given prior written notice of the termination of his employment for Cause.  If the Executive shall be terminated pursuant to clause

(1), (2) or (6) above, the Executive shall be given a reasonable period of time, not to exceed 30 days, to cure the matter (if curable).  In all other cases, including if the Executive shall be terminated pursuant to clause (3), (4) or (5) above, termination shall be effective as of the date notice is given.

(iii)

“Disability” shall mean that the Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for 240 non-consecutive days, during any twelve (12) month period.

(iv)

“Good Reason” shall mean the occurrence of any of the following: (a) the relocation of the Executive’s principal office location, without the Executive’s consent, to a location that is at least forty-five (45) miles from the prior location with the Executive’s consent; (b) any reduction, without the Executive’s consent, of the Executive’s Base Salary, except to the extent the compensation of the Employer’s Chief Executive Officer is similarly and proportionately reduced; or (c) a breach by the Employer of a material term of the Agreement; provided, however, that the Executive must notify the Employer within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Employer with at least thirty (30) days in which to cure the condition.  If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(v)

“Severance Amount,” for purposes of Sections 5(b) and 5(d), shall equal the sum of: (a) an amount equal to (i) twelve (12) months of the Executive’s Base Salary at the rate in effect as of the Executive’s Termination Date (or, in the case of a termination for Good Reason due to the reduction in the Executive’s Base Salary, the Base Salary rate in effect immediately prior to such reduction), or (ii) if the Termination Date is during the last twelve (12) months of the then current Term of this Agreement, an amount equal to Executive’s Base Salary at the rate in effect as of the Executive’s Termination Date for the remaining months comprising then current Term of this Agreement (or, in the case of a termination for Good Reason due to the reduction in the Executive’s Base Salary, the Base Salary rate in effect immediately prior to such reduction); and in each case plus (b) an amount equal to the greater of (x) the most recent Bonus that would be payable to the Executive by the Employer, calculated on an annualized basis up to the month the Executive is terminated, and (y) $116,000.

(vi)

“Severance Period,” for purposes of Sections 5(b) and 5(c), shall mean a period of eighteen (18) months following the Termination Date.

Section 6.

Covenants Regarding Confidentiality and Non-Solicitation.

(a)

Confidentiality.  The Executive shall execute, and abide by the terms of, the confidentiality/non-disclosure agreement in the form annexed hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are incorporated herein.

(b)

Non-Solicitation.  To the fullest extent permitted by law, for a period of two (2) years after termination of the Executive’s employment, the Executive shall not directly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed or under contract  (whether as a consultant, employee or otherwise) by or to the Employer or any of its subsidiaries during the period of such person’s association with  Employer or any of its subsidiaries and two years thereafter.  To the fullest extent permitted by law, for a period of two years after termination of the Executive’s employment, the Executive shall not directly solicit any clients, customers or vendors of the Employer or any of its subsidiaries.  The Executive agrees that such solicitation would necessarily involve disclosure or use of Confidential Information (as defined in the Confidentiality Agreement) in breach of this Agreement or the Confidentiality Agreement.

Section 7.

Assignment of Developments; Works for Hire.

If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become and/or be considered as the sole and absolute property of the Employer and its assigns as a work for hire, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer.  Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a)

to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

Section 8.

Withholding Taxes.

The Employer may directly or indirectly withhold from any payments to be made under this Agreement all federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

Section 9.

Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)

To the Employer:

Social Reality, Inc.
456 Seaton Street

Los Angeles, CA 90013

Attention: Christopher Miglino

with a copy (which shall not be deemed notice) to:

Pearlman Schneider LLP
2200 Corporate Blvd., Suite 210
Boca Raton, FL 33431

Attention:  Jim Schneider, Esq.

(b)

To the Executive:

Dustin Suchter

______________

______________

or to such other address as either party shall have previously specified in writing to the other.

Section 10.

Binding Agreement; No Assignment.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Executive and may not be assigned by the

Executive without the prior written consent of the Board, as evidenced by a resolution of the Board.  Any attempted assignment in violation of this Section 10 shall be null and void.

Section 11.

Governing Law; Consent to Jurisdiction; Arbitration.

This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to the choice of law provisions thereof.  Any and all actions arising out of this Agreement or the Executive’s employment by the Employer or termination therefrom shall be submitted to arbitration pursuant to the terms set forth in Exhibit B.

Section 12.

Entire Agreement.

This Agreement, including all Exhibits hereto shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters, including without limitation, any “employment” or similar agreements (whether written, oral or implied) between the Employer and the Executive.  Notwithstanding anything in this Agreement to the contrary, the Executive shall have no liability to the Employer or any other person or entity (and all such liability is hereby irrevocably waived, discharged and released, which such waiver, discharge and release are a material inducement to the Executive for entering into this Agreement) whatsoever of any kind with respect to any termination of his employment for any consequential, special, punitive or other similar damages, whether foreseeable, known to Executive, or even if Executive was advised thereof.

Section 13.

Amendments.

This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

Section 14.

Survivorship.

The provisions of Sections 5 through 17, as well as Exhibits A and B hereto, shall survive the termination of this Agreement.

Section 15.

409A Compliance.

All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.  To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Employer reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.  If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of Section 5(b) or 5(c) unless the Executive would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Section 16

Section 280G Limitation.

If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 16, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, the Severance Payment under this Agreement, (ii) second, any other cash payments due under any other agreement between the Employer and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options, and (iv) lastly, other non-cash forms of benefits.  Calculations of the foregoing will be performed at the expense of the Employer by an accounting firm selected by the Employer.  The determinations of such accounting firm shall be final, binding and conclusive upon the Employer and the Executive.

Section 17.

Counterparts.

This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

SOCIAL REALITY, INC.

By:  /s/ Christopher Miglino

Christopher Miglino,

Chief Executive Officer

EXECUTIVE:

/s/ Dustin Suchter

Dustin Suchter

Exhibit A

CONFIDENTIALITY/ NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT (this “Agreement”) is made and entered into as of the date of the latter of the two signatures appearing below between Social Reality, Inc. (“Employer”) and Dustin Suchter (“Executive”).

1.

Purpose.  Employer wishes to employ the Executive pursuant, during which employment the Employer may disclose to Executive certain confidential technical, financial, and business information – including but not limited to information relating to advertising techniques, historical prices, Internet-based advertising, marketing practices, clients, prospective clients, proprietary software, trade secrets, and other intellectual property – which Employer desires Executive to treat as confidential during and after the termination of Executive’s employment.

2.

Definition.  "Confidential Information" means any information, documents, and/or tangible things disclosed to Executive by Employer, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation the Employer's business and operating plans, software, and competitors.  Without limiting the generality of the foregoing, Confidential Information shall include trade secrets as “trade secrets” are defined under the version of the Uniform Trade Secrets Act adopted and in effect in the State of California, as amended from time to time during the term of this Agreement, the provisions of which defining “trade secrets” are incorporated herein by reference.  Confidential Information shall also include but not be limited to all other discoveries, developments, designs, improvements, inventions, formulas, software programs, business plans, processes, username and password information, techniques, know-how, negative know-how, data, research, techniques, technical data, client and customer and supplier lists, financial projections, current and prospective financing arrangements, marketing methods, plans, and related data, customer lists, buying habits and practices, pricing structures, and payment and credit histories, costs of sales and terms of trade, the identity and business practices of vendors, suppliers, financiers, bankers, agents, or brokers, the identity, skill sets, and job duties of vendors, employees, independent contractors, or Executives, terms of employment for employees, agents, and representatives, including employee stock option plans and participation, written records and data used in developing and operating its business, other confidential information of, about, or concerning Employer’s business and affairs, the financing and operations of its business, and its relationships with its employees, agents, customers, vendors, or representatives, and any modifications or enhancements of any of the foregoing, and all Employer program, pricing, marketing, sales, business contract, or other financial or business information. Confidential Information shall not, however, include any information which Executive can establish: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Executive by Employer; (ii) becomes publicly known and made generally available after disclosure to Executive by Employer through no action or inaction of Executive; or (iii) is in the possession of Executive, without confidentiality restrictions, at the time of disclosure by the Employer as shown by Executive's files and records immediately prior to the time of disclosure.

It shall be presumed that any information in the possession of Executive that has been disclosed to Executive by Employer, or any agent or representative of Employer, is not within any of the exceptions to the definition of Confidential Information set forth in the previous sentence, and the burden is on Executive to prove otherwise by written records and documentation.

3.

Non-use and Non-disclosure.  Executive agrees not to use or disclose any Confidential Information for any purpose except as part of Executive’s performance of his job duties during his employment by the Employer.  Executive shall not reverse-engineer, disassemble or decompile any prototypes, software or other tangible objects, which embody Employer's Confidential Information and which are provided to Executive hereunder. The Executive agrees that all Confidential Information shall not be used by the Executive in any way adverse to the interests of the Employer or any of its subsidiaries during the Term of this Agreement, and shall not be used by the Executive in any way whatsoever following the Term of this Agreement.  The Executive will not, during the Term or thereafter, use, reference, paraphrase, deliver, reproduce, or in any way allow such information, documents, and/or things to be used, delivered, reproduced, or referenced, by any third party without specific prior written request to and the written authorization from a duly authorized representative of the Employer.  During and after termination of the Executive’s employment with the Employer, the Executive will not use, publish, release, reproduce, or otherwise make available to any third party any information, document, or thing containing or describing any trade secret or other Confidential Information of the Employer without prior specific written authorization of the Employer.

4.

Maintenance of Confidentiality.  Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.  Without limiting the foregoing, Executive shall take at least those measures that Executive takes to protect his own most highly confidential information.  Executive shall not make any copies of Confidential Information, except as previously approved in writing by the Employer.  Executive shall reproduce the Employer's proprietary rights and confidentiality notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.  Executive shall immediately notify the Employer in the event of any unauthorized use or disclosure of the Confidential Information.

5.

Ownership.

All documentary Confidential Information, and all copies and summaries or synopses thereof, however made or obtained, and whether in tangible or electronic medium, are and shall remain the exclusive property of the Employer.

6.

Return of Materials.  All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Executive shall be and remain the property of Employer and shall be promptly returned to Employer upon Employer's request.

7.

No License.  Nothing in this Agreement is intended to grant any rights to Executive under any patent, mask work right, or copyright of Employer, nor shall this Agreement grant Executive any rights in or to Confidential Information except as expressly set forth herein.

8.

Term.  This Agreement shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of Executive.

9.

Remedies.  Executive agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Employer, entitling Employer to seek injunctive relief in addition to all legal remedies.

AGREED AND ACCEPTED:

DUSTIN SUCHTER (“Executive”):

Date:

SOCIAL REALITY, INC. (“Employer”):
By:
Name:	Chris Miglino
Title:	Chief Executive Officer
Date:

Exhibit B

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Social Reality, Inc. (the “Company”), and me during or following my employment with the Company, and that those differences may or may not relate to my employment or the termination of my employment.  I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Arbitration Agreement”), I anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure for any such differences.

Except as provided in this Arbitration Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Arbitration Agreement.  To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular Claim (as defined below), California law (or, to the extent applicable, other state law) pertaining to agreements to arbitrate shall apply.

1.

Claims Covered by the Arbitration Agreement.

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“Claims”), past, present or future, of whatever kind or nature and whether or not arising out of my employment or the termination of my employment, that the Company may have against me (or my successors, legal representatives, or assigns) or that I (or my successors, legal representatives, or assigns) may have against or related to any of the following:  (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, (4) the benefit plans offered by the Company or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of the foregoing.

The only Claims subject to arbitration are those that, in the absence of this Arbitration Agreement, would have been justiciable (subject to resolution in a court of law under applicable state or federal law).  The Claims covered by this Arbitration Agreement include but are not limited to: claims for wages or other compensation due, including but not limited to stock options, bonuses and commissions; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except claims under an employee benefit or pension plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded by Section 2 of this Arbitration Agreement entitled “Claims Not Covered By The Arbitration Agreement”.

Except as otherwise provided in this Arbitration Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit in State or Federal Court.  This Arbitration Agreement does not prohibit the filing of administrative claims or actions with the Equal Employment Opportunity Commission, the California Department of Fair Employment

and Housing, the United States Department of Labor, the California Labor Commission, or the National Labor Relations Board.

2.

Claims Not Covered by the Arbitration Agreement.

The only claims not covered by this Arbitration Agreement are (1) claims for workers’ compensation or unemployment compensation benefits; (2) claims for equitable relief, including but not limited to temporary or permanent restraining orders or injunctions in cases in which such equitable relief would otherwise be authorized by law; and (3) wage and hour claims where the amount in controversy is less than $25,000.00.

3.

Arbitration Procedures.

a.

General Procedures

The Company and I agree that the aggrieved party must give formal written notice of any Claim to the other party no later than the expiration of the statute of limitations deadline for filing that the law prescribes for the Claim.  Otherwise, the Claim shall be void and deemed waived.  Written notice to the Company, or its officers, directors, employees or agents shall be sent to Chris Miglino at the Company’s then-current address.  The Company will provide me written notice at the last address recorded in my personnel file.  The written notice shall identify and describe the nature of all Claims asserted, the facts upon which such Claims are based, and the relief or remedy sought.  The notice shall be sent to the other party by certified or registered mail, return receipt requested.

The arbitration will be held before JAMS and, except as provided in this Arbitration Agreement, will be conducted in accordance with JAMS’s then-current employment arbitration rules/procedures.  The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California or in an alternate venue that is mutually agreeable to the parties.  The Arbitrator shall be selected pursuant to JAMS’s then-current employment arbitration rules/procedures.

Any party may be represented by an attorney or other representative selected by the party.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the Claim arose, or federal law, or both, as applicable to the Claim(s) asserted.  The Arbitrator shall have no jurisdiction to apply any different substantive law or law of remedies.  The Arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Agreement, including but not limited to disputes regarding the arbitrability of Claims and any Claim that all or any part of this Arbitration Agreement is void or voidable.  The arbitration shall be final and binding upon the parties, except as provided in this Arbitration Agreement.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable.  The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented.

The parties seek an expeditious completion of the arbitration, ideally in three days of hearing or less; provided, however, that the Arbitrator shall grant the parties time to present their positions that is sufficient in the Arbitrator’s judgment, taking into account the facts and issues in the case.

The Arbitrator shall render an award and written opinion no later than thirty (30) days from the date the arbitration hearing concludes.  The opinion shall include the factual and legal basis for the award.

Either party shall have the right, within twenty (20) days of issuance of the Arbitrator’s opinion, to file with the Arbitrator a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond.  The Arbitrator thereupon shall reconsider the issues raised by the motion (without hearing or oral argument by the parties) and, promptly, either confirm or change the decision, which (except as provided by this Arbitration Agreement) shall then be final and conclusive upon the parties.

b.

Discovery, Designation of Witnesses, Subpoenas

Each party shall have the right to take the deposition of significant percipient witnesses and any expert witness designated by another party.  Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties.  Either party may submit to the Arbitrator a request for additional discovery.  The Arbitrator shall grant an order for such requested additional discovery that the Arbitrator finds the party requires to adequately arbitrate a Claim, taking into account the parties’ mutual desire to have a fast, cost-effective dispute resolution mechanism.

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits each party intends to use at the arbitration.

Each party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties.

4.

Fees and Costs.

a.

Petition to Compel Arbitration.  If any party initiates a lawsuit or administrative action that in any way relates to any Claim covered by this Arbitration Agreement, and the other party files and prevails on a Petition to Compel Arbitration or other legal proceeding to compel resolution of the Claim(s) in arbitration, that prevailing party shall recover reasonable attorneys’ fees and costs incurred in connection with such petition or other legal proceeding.

b.

Arbitration Proceeding.  The Company shall bear the expenses associated with access to the arbitration forum.  However, each party shall pay those costs that would otherwise be incurred if the case were pending in court (e.g., reasonable filing and other administrative costs).  The remedies available in the arbitration shall be identical to those allowed by law.  Discovery will be allowed consistent with, and on the same terms as, the specifications in the

California Arbitration Act.  At the conclusion of the arbitration, the arbitrator shall be entitled to award reasonable attorneys' fees to the prevailing party, consistent with applicable law.

5.

Requirements for Modification or Revocation.

This Arbitration Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan.  It can only be revoked or modified by a writing signed by both the Company and me which specifically states an intent to revoke or modify this Arbitration Agreement.

6.

Sole and Entire Arbitration Agreement and Construction.

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan).  This Arbitration Agreement supersedes any prior or contemporaneous oral or written understandings on the subject.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Arbitration Agreement, except as specifically set forth in this Arbitration Agreement.

If any provision of this Arbitration Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or later-enacted laws, such provisions shall be fully severable, the Arbitration Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Arbitration Agreement, and the remaining provisions of this Arbitration Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Arbitration Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Arbitration Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, to the fullest extent allowed by law.

7.

Consideration.

The Company’s promise to arbitrate differences rather than litigate them before the courts and the Company’s offer to employ (or continue to employ) and my promise to arbitrate differences rather than litigate them before courts, provide consideration for each other.

8.

Not an Employment Agreement.

This Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied, nor does this Arbitration Agreement in any way alter the status of my employment.

9.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY

PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Employee Initials:

______________

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

IN WITNESS WHEREOF, the parties have caused this Arbitration Agreement to be duly executed on the date(s) set forth below.

EMPLOYEE:	COMPANY:
Name: Dustin Suchter Signature: _____________________ Date: _________________________	SOCIAL REALITY, INC. By: ________________________ Christopher Miglino, Chief Executive Officer Date: _______________________